Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ORBCOMM Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 333-195077, 333-180755 and No. 333-175577 on Form S-3 and Registration Statements Nos. 333-174916, 333-139582 and 333-139583 on Form S-8 of ORBCOMM Inc. and subsidiaries (the Company) of our reports dated March 13, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of ORBCOMM Inc. and subsidiaries.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2014 contains an explanatory paragraph that states that the Company acquired the net assets and liabilities of Euroscan Holding B.V. and subsidiaries (“Euroscan”) during 2014 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, Euroscan’s internal control over financial reporting associated with total assets of $6.4 million, representing 1.3% of consolidated assets, and revenues of $12.6 million representing 13.1% of consolidated revenues, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of ORBCOMM Inc. also excluded an evaluation of the internal control over financial reporting of Euroscan.

/s/ KPMG LLP

New York, New York

March 13, 2015